ENERGY RECOVERY, INC. REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

SECOND QUARTER HIGHLIGHTS
●	Second quarter net revenue of $6.6 million
●	Gross margin of 35%
●	Net loss of $3.3 million
●	Loss per share of $0.06

SAN LEANDRO, Calif., August 4, 2011 (BUSINESS WIRE) -- Energy Recovery, Inc. (Nasdaq: ERII), a leader in the design and development of energy recovery devices for desalination, announced today the results of its second quarter ended June 30, 2011.  ERI achieved net revenue of $6.6 million for the quarter, reflecting a 50% decrease over the same period last year.  The revenue decline was caused by decreased shipments of PX devices, turbochargers and pumps, and to a lesser extent, parts and services associated with aftermarket sales.  Sales of PX devices and related products and services accounted for approximately 46% of our revenue compared to 69% in the second quarter of 2010, while turbochargers and pumps comprised approximately 54% of our revenue compared to 31% in the same quarter of the prior year.  The shift in product mix favoring turbochargers and pumps, along with increased underutilization of our manufacturing facilities, resulted in decreased gross margin of 35% compared to 50% in the second quarter of 2010.

General and administrative expenses increased by $669,000, or 18%, to $4.3 million for the three months ended June 30, 2011 from $3.7 million for the same period in 2010.  The increase in general and administrative expenses was caused by costs associated with the CFO transition, recruiting costs to fill other strategic positions, and other compensation expenses.  The amortization of intangible assets decreased by $338,000, or 49%, to $345,000 in the current quarter from $683,000 in the same period of 2010 due to the full amortization of backlog acquired in connection with the purchase of Pump Engineering LLC.  Non-operating income changed favorably by $154,000 for the three months ended June 30, 2011 primarily due to $58,000 in net foreign currency gains recorded during the second quarter of 2011 compared to ($85,000) in net foreign currency losses recorded during the second quarter of 2010 along with a minor decrease in interest expense.

ERI reported a net loss of $3.3 million, or ($0.06) per share, for the three months ended June 30, 2011 compared to a net loss of $0.3 million, or ($0.01) per share, for the same period last year.  For the six-month period in 2011, ERI reported a net loss of $5.1 million, or ($0.10) per share, compared to a net loss of $0.3 million, or ($0.00) per share for the same period last year.

Thomas S. Rooney, Jr., ERI’s President and Chief Executive Officer, commented, “The desalination industry continues to suffer from a lack of new plant construction—a ‘hangover’ effect from the global economic crisis.  We see little mega-project activity in the current year,” says Rooney, “although 2012 is showing some signs of life.  To compensate for this temporary lull in sales activity, we are focused on cost reduction initiatives, the first of which includes the consolidation of manufacturing operations at our corporate headquarters in California.  Moreover, we are evaluating investment opportunities to achieve strategic diversification in other addressable markets such as oil and gas.”

Conference Call to Discuss Second Quarter 2011 Results

The conference call scheduled today at 1:30 p.m. PDT will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company.  The toll-free phone number for the call is 1-888-549-7750 or local 480-629-9866, and the access code is 4454707.  Callers should dial in approximately 15 minutes prior to the scheduled start time.  A telephonic replay will be available at 1-800-406-7325 or 1-303-590-3030 (access code: 4454707) until Thursday, August 18, 2011.  Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com.  The replay will be available approximately three hours after the live call concludes.

About Energy Recovery Inc

Energy Recovery, Inc. (NASDAQ: ERII) designs and develops energy recovery devices that significantly reduce energy consumption in desalination and other industrial processes.  Energy Recovery’s portfolio includes notable technologies such as the PX Pressure Exchanger™ (PX™) device, the ERI™ TurboCharger hydraulic turbine energy recovery device, and the ERI™ AquaBold™ and ERI™ AquaSpire™ high-pressure pump.  In total, Energy Recovery has more than 12,000 devices installed, reducing the carbon footprint of desalination by saving 1 GW of energy and offsetting CO2 emissions by more than 5.2 million tons per year.  The company is headquartered in the San Francisco Bay Area with offices in key centers worldwide, including Madrid, Shanghai, and Dubai.  For more information about Energy Recovery, Inc., please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenue	$6,632	$13,304	$16,999	$25,919
Cost of revenue	4,304	6,676	10,007	11,933
Gross profit	2,328	6,628	6,992	13,986
Operating expenses:
General and administrative	4,325	3,656	8,382	7,389
Sales and marketing	2,009	2,142	4,079	4,102
Research and development	871	863	1,900	1,691
Amortization of intangible assets	345	683	691	1,366
Total operating expenses	7,550	7,344	15,052	14,548
Loss from operations	(5,222)	(716)	(8,060)	(562)
Interest expense	(5)	(17)	(25)	(38)
Other non-operating income (expense), net	61	(81)	255	(99)
Loss before provision from income taxes	(5,166)	(814)	(7,830)	(699)
Benefit from income taxes	(1,828)	(492)	(2,734)	(445)
Net loss	$(3,338)	$(322)	$(5,096)	$(254)

Basic and diluted net loss per share	$(0.06)	$(0.01)	$(0.10)	$(0.00)

Shares used in computing basic and diluted net loss per share	52,605	52,078	52,592	51,661

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)
(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$50,396	$55,338
Restricted cash	4,465	4,636
Accounts receivable, net of allowance for doubtful accounts of $89 and $44 at June 30, 2011 and December 31, 2010, respectively	8,375	9,649
Unbilled receivables, current	4,211	2,278
Inventories	9,704	9,772
Deferred tax assets, net	2,097	2,097
Prepaid expenses and other current assets	6,528	4,428
Total current assets	85,776	88,198
Restricted cash, non-current	1,067	2,244
Property and equipment, net	21,382	22,314
Goodwill	12,790	12,790
Other intangible assets, net	7,660	8,352
Other assets, non-current	2	19
Total assets	$128,677	$133,917
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,741	$1,429
Accrued expenses and other current liabilities	5,836	5,248
Income taxes payable	26	13
Accrued warranty reserve	763	1,028
Deferred revenue	330	2,341
Current portion of long-term debt	128	128
Current portion of capital lease obligations	119	160
Total current liabilities	8,943	10,347
Long-term debt	21	85
Capital lease obligations, non-current	37	144
Deferred tax liabilities, non-current, net	317	317
Deferred revenue, non-current	216	157
Other non-current liabilities	2,079	2,067
Total liabilities	11,613	13,117

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,636,004 and 52,596,170 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	53	53
Additional paid-in capital	113,387	112,025
Notes receivable from stockholders	(23)	(38)
Accumulated other comprehensive loss	(97)	(80)
Retained earnings	3,744	8,840
Total stockholders’ equity	117,064	120,800
Total liabilities and stockholders’ equity	$128,677	$133,917